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June 26, 1997



Board of Directors
Dynacraft Golf Products, Inc. and Subsidiary
71 Maholm Street
Newark, Ohio  43055

Re:  Change in Accounting Principle

Members:

During the year ended December 31, 1996 Dynacraft Golf Products, Inc. and Subsidiary changed its method for valuing inventory from lower of average cost or market to lower of absorption costing or market. Absorption costing is preferable to average cost for manufacturing and warehousing business.

The effect of this change on 1996 income is an increase of $73,149. In addition to this effect, a cumulative effect of the accounting change for prior periods of $105,811 is recognized in the current year. The total increase in income from the accounting change is $178,960.

Wilson, Shannon & Snow, Inc.








                                       Certified Public Accountants
                                       Ten West Locust Street
                                       Newark, Ohio  43055
                                       (614) 345-6611
                                       Fax (614) 345-5635